Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 331-164387) of Vivakor, Inc. of our report dated March 29, 2010 relating to our audit of the consolidated financial statements  which appear in this Annual Report on Form 10-K of Vivakor, Inc. for the year ended December 31, 2009.

/s/ McGladrey & Pullen, LLP

Cedar Rapids, Iowa
March 29, 2010